EXHIBIT 23(j)
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CONSENT OF INDEPENDENT AUDITORS

Seligman Value Fund Series, Inc. (comprising the Seligman Large-Cap Value Fund and the Seligman Small-Cap Value Fund):

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-20621 on Form N-1A of our reports dated February 16, 2001, appearing in the Annual Reports to Shareholders for the year ended December 31, 2000, and our reports dated August 10, 2001, appearing in the Mid-Year Reports to Shareholders for the six-months ended June 30, 2001, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "General Information - Auditors" in the Statement of Additional Information.


DELOITTE & TOUCHE LLP
New York, New York
November 28, 2001